UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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PLATINA ENERGY GROUP, INC.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL _____, 2008

PLATINA ENERGY GROUP, INC.
1807 Capital Avenue, Suite 101-I
Cheyenne, Wyoming 82001

To All Stockholders in
Platina Energy Group, Inc.

The Board of Directors of Platina Energy Group, Inc. (the "Company") is soliciting your consent to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 500,000,000 shares (the "Proposed Amendment").  We ask that you return your written consent by _____________ _____, 2008.

The Board believes that it is in the best interest of the Company and its stockholders to increase the number of authorized shares of common stock.  The purpose of the increase is to have available a sufficient number of shares of Common Stock to comply with outstanding financing obligations, to establish adequate reserves for the conversion of outstanding preferred stock and the exercise of outstanding warrants and options, and to have additional authorized shares of Common Stock available for possible future financings, acquisition transactions, and equity incentive grants to employees, officers and consultants, and for other general corporate purposes.

The holders of the Company’s Common Stock, and the holders of the Company’s Series A, Series B and Series C Preferred Stock, acting as a single group, are entitled to give their consent to the Proposed Amendment.  Each share of Common Stock and each share of the Company's Series A Preferred Stock entitles the holder thereof to one vote upon each matter to be voted on.  Holders of the Company's Series B and Series C Preferred Stock are entitled to 100 votes for each one of such shares.  The Company's Series D and Series F Preferred Stock are both non-voting.  As of April _____, 2008, the Company had outstanding 81,354,158 shares of common stock with an aggregate of 81,354,158 votes, 61,091 shares of Series A Preferred Stock with an aggregate of 61,091 votes, 98,964 shares of Series B Preferred Stock with an aggregate of 9,896,400 votes, and 3,800 shares of Series C Preferred Stock with an aggregate of 380,000 votes, for a total of 91,691,649 shareholder votes.

Before the Proposed Amendment can become effective, the holders of a majority of the votes entitled to vote on the Proposed Amendment must give their written consent.  If your shares are held in an account at a brokerage firm or bank and you wish to consent to the Proposed Amendment, you should instruct your broker or bank to execute the consent on your behalf or to deliver the consent to you so that you may execute and return it.  Otherwise, your consent may not be given effect, which would have the same result as a vote against the Proposed Amendment.  The Board of Directors has fixed the close of business on April 28, 2008 as the record date for determining the stockholders entitled to notice of this solicitation and to give their consent with respect to the Proposed Amendment.

We will file the Proposed Amendment with the Secretary of State of Delaware when we receive consents from the requisite holders of the Company's capital stock.  We expect to make this filing on or before _____________ _____, 2008.

The Board of Directors asks you to consent to the Proposed Amendment.  The Proposed Amendment and other related matters are more fully described in the accompanying Consent Solicitation Statement and the exhibit thereto, which form a part of this Notice.  We encourage you to read these materials carefully.  In addition, you may obtain information about the Company from documents that we have filed with the Securities and Exchange Commission.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO THE PROPOSED AMENDMENT.  PLEASE COMPLETE, SIGN, AND RETURN THE ACCOMPANYING WRITTEN CONSENT FORM BY _____________ _____, 2008

By Order of the Board of Directors,

Cheyenne, Wyoming                                                                                                Blair Merriam,
_____________ _____, 2008                                                                                                Chief Executive Officer

PLATINA ENERGY GROUP, INC.
1807 Capital Avenue, Suite 101-I
Cheyenne, Wyoming 82001
Telephone: (307) 637-3900

CONSENT SOLICITATION STATEMENT

GENERAL

This Consent Solicitation Statement and the enclosed written consent form are being mailed in connection with the solicitation of written consents by the Board of Directors of Platina Energy Group, Inc., a Delaware corporation (the "Company").  These materials pertain to the proposed amendment of the Company's Articles of Incorporation (the "Proposed Amendment") to increase the number of authorized shares of common stock (the "Common Stock") from 100,000,000 shares to 500,000,000 shares.  These materials are first being mailed to stockholders of record beginning on approximately _____________ _____, 2008.  Consents are to be submitted to the Company at the address of the Company stated above by no later _____________ _____, 2008.

VOTING RIGHTS AND SOLICITATION

           Any stockholder executing a written consent form has the power to revoke it at any time before _____________ _____, 2008 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the Proposed Amendment) by delivering written notice of such revocation to the Secretary of the Company at the address of the Company stated above.  The cost of soliciting written consents will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material.  Solicitation will be made primarily through the use of the mail but regular employees of the Company may, without additional remuneration, solicit written consents personally by telephone or telegram.

           The record date for determining those stockholders who are entitled to give written consents has been fixed as April 28, 2008.  Each share of Common Stock and each share of the Company's Series A Preferred Stock entitles the holder thereof to one vote upon each matter to be voted on.  Holders of the Company's Series B and Series C Preferred Stock are entitled to 100 votes for each one of such shares.  The Company's Series D and Series F Preferred Stock are both non-voting.  At the close of business on the record date, the Company had outstanding 81,354,158 shares of common stock with an aggregate of 81,354,158 votes, 61,091 shares of Series A Preferred Stock with an aggregate of 61,091 votes, 98,964 shares of Series B Preferred Stock with an aggregate of 9,896,400 votes, and 3,800 shares of Series C Preferred Stock with an aggregate of 380,000 votes, for a total of 91,691,649 shareholder votes.

The holders of the Company’s Common Stock, and the holders of the Company’s Series A, Series B and Series C Preferred Stock, acting as a single group, are entitled to give their consent to the Proposed Amendment.  Before the Proposed Amendment can become effective, the holders of a majority of the votes entitled to vote on the Proposed Amendment must give their written consent.  With regard to the vote on the Proposed Amendment, abstentions (including failures to return written consent forms) and broker non-votes have the same effect as negative votes.  If your shares are held in an account at a brokerage firm or bank and you wish to consent to the Proposed Amendment, you should instruct your broker or bank to execute the consent on your behalf or to deliver the consent to you so that you may execute and return it.  Otherwise, your consent may not be given effect, which would have the same result as a vote against the Proposed Amendment.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS A REQUEST FOR STOCKHOLDER APPROVAL BY WRITTEN CONSENT.  YOU ARE REQUESTED TO INDICATE WHETHER YOU APPROVE OF THE PROPOSED CORPORATE ACTION ON THE FORM ENCLOSED FOR THAT PURPOSE AND TO RETURN THAT FORM TO US.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April _____, 2008 concerning the beneficial ownership of the Company’s voting stock (i) by each stockholder who is known by the Company to own beneficially in excess of 5% of an outstanding class of voting stock; (ii) by each director; (iii) by each executive officer; and (iv) by all executive officers and directors as a group.  Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of April ___, 2008 are treated as outstanding only for determination of the number and percent owned by such group or person.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	% of Class (1)	Number of Votes	% of Total Votes
Directors and Executive Officers
Blair J. Merriam (2) PO Box 3235 Cheyenne, WY 82003	Common	5,205,457 (2)	6.2%	3,205,457	3.5%

Daniel W. Thornton (3) 4255 S. Bannock St. Englewood, CO 80110	Common	1,612,500 (3)	2.0%	862,500	0.9%

All directors and executive officers as a group (two persons)	Common	6,817,957 (4)	8.1% (4)	4,067,957	4.4%
Non-management 5% Stockholders
West Texas Royalties, Inc. 1830 CR 130 Plainview, Texas 79072	Preferred	23,681	14.5%	2,368,100	2.6%

Tri Global Holdings, LLC 22 Saddlebrook Garden London, Kentucky 40744	Preferred	22,500	13.7%	2,250,000	2.5%

Newport Capital Consultants 19 Island Vista Newport, California 90292	Preferred	20,000	12.2%	2,000,000	2.2%

Beverly Development Corporation 17332 Club Hills Dr. Dallas, Texas 75248	Preferred	10,923	6.7%	1,092,300	1.2%

Carlos Newberry Avenida L. N. Alem 790, Floor 11 Buenos Aires, Argentina	Preferred	10,000	6.1%	1,000,000	1.1%

(1)
For purposes of computing the percentages of preferred stock beneficially owned, the aggregate number of only the Company's Series A, Series B and Series C
Preferred Stock was used as the base, because these are the Company’s only voting preferred shares.

(2)	Includes 2,000,000 shares that may be acquired directly pursuant to the exercise of options.

(3)	Includes 750,000 shares that may be acquired directly pursuant to the exercise of options.

(4)
Includes 2,750,000 shares that may be acquired directly pursuant to the exercise of options.  Due to rounding of the percentage figures for the individual officers and directors, the aggregate percentage figure in the column captioned “% of Class” is not a simple sum of these individuals’ percentage figures.

PROPOSAL 1
APPROVAL OF THE INCREASE IN
THE NUMBER OF AUTHORIZED COMMON SHARES

General

The Board of Directors is requesting stockholder approval of an amendment of the Company's Articles of Incorporation (the "Proposed Amendment") to increase the number of shares of Common Stock authorized for issuance from 100,000,000 to 500,000,000.  A copy of the resolution approving the Proposed Amendment is annexed to this Consent Solicitation Statement as Exhibit A.  If approved by the stockholders of the Company, the Proposed Amendment will become effective upon the filing of a Certificate of Amendment of Articles of Incorporation with the Secretary of State of Delaware, which is expected to occur shortly after stockholder approval.  The Proposed Amendment was approved by all of the directors of the Company.

Background and Reason for Amendment

To obtain funding for the Company’s ongoing operations, on August 30, 2007 the Company entered into a Securities Purchase Agreement (La Jolla Securities Purchase Agreement”) with La Jolla Cove Investors, Inc. (“La Jolla”), to (i) sell to La Jolla a 7 ¼ % Convertible Debenture (“La Jolla Debenture”) for $300,000 with a maturity date of August 30, 2010 if not earlier converted by La Jolla into shares of Common Stock and (iii) issue to La Jolla a Warrant to Purchase Common Stock (“La Jolla Warrant”) to purchase shares of Common Stock to raise up to an additional  $3,000,000 with an expiration date of August 30, 2010.  The La Jolla Debenture is convertible into the number of shares of Common Stock, at La Jolla’s option, equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the Conversion Price multiplied by ten times the dollar amount of the debenture being converted, with the entire foregoing result being divided by the Conversion Price. The “Conversion Price” is equal to the lesser of (i) $1.00, or (ii) 80% of the average of the 3 lowest closing prices (“Closing Price”) during the 20 Trading Days prior to La Jolla’s election to convert (the percentage figure being a “Discount Multiplier”). Notwithstanding the foregoing, beginning in the first full calendar month after the Closing Date, La Jolla must convert at least 10% but not more than 15% of the face value of the La Jolla Debenture per calendar month into shares of Common Stock, provided that the shares of Common Stock are available, registered and freely tradable. If La Jolla converts more than 10% of the face value of the La Jolla Debenture in any calendar month, the excess over 10% will be credited against the next month’s minimum conversion amount. La Jolla has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of Common Stock such that the number of shares of Common Stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of Common Stock.  The La Jolla Warrant provides for the purchase of 3,000,000 shares of Common Stock at an exercise price of $1.00 per share, and requires that upon each conversion of any portion of the Principal Amount outstanding under the La Jolla Debenture, the La Jolla will simultaneously exercise a percentage of the Warrant that is equal to the percentage of the Principal Amount of the debenture being so converted by La Jolla.

To obtain additional funding for the Company’s ongoing operations, on January 9, 2008, the Company completed a $1,500,000 financing pursuant to a Securities Purchase Agreement dated effective December 31, 2007 (“Trafalgar Securities Purchase Agreement”) with Trafalgar Capital Specialized Fund, Luxembourg (“Trafalgar”) for Trafalgar to loan $1,500,000 to the Company (the “Loan”) pursuant to a secured Promissory Note (the “Trafalgar Note”) dated December 31, 2007.  Trafalgar may convert all or any part of the principal plus accrued interest into shares of Common Stock at the fixed price of $.17 per share, subject to various adjustments, if the Common Stock is trading at $.40 or above.

The Company is obligated by the terms of the La Jolla Securities Purchase Agreement and the Trafalgar Securities Purchase Agreement to have available sufficient shares of Common Stock for the conversion of the La Jolla Debenture, the exercise of La Jolla Warrant, and the conversion of the Trafalgar Note. The Company presently does not have an adequate number of shares of Common Stock authorized to meet the Company’s obligations to La Jolla and Trafalgar.  If the Company were unable to obtain an increase in the Company’s authorized Common Stock, the Company would be in default under the La Jolla and Trafalgar Securities Purchase Agreements. If the Company were to default, the Company could be required to repay immediately the La Jolla Debenture and Trafalgar Note. If the Company is required to repay the La Jolla Debenture and Trafalgar Note, the Company would be required to use the Company’s limited working capital and raise additional funds. If the Company were unable to repay the La Jolla Debenture and Trafalgar Note when required, La Jolla and Trafalgar could commence legal action against the Company, and Trafalgar could foreclose on all of the Company’s assets to recover the amounts due.  Any such actions would require the Company to curtail or cease operations.

In addition, the Company currently has an aggregate of 163,655 shares of Preferred Stock outstanding with conversion rights to 16,365,500 shares of Common Stock. Moreover, the Company currently has outstanding options and warrants with exercise rights to acquire 13,200,000 shares of the Company's Common Stock.

On April 1, 2008, 100,000,000 shares of the Company's Common Stock were authorized, and 81,354,158 shares of the Company's Common Stock were issued and outstanding.  The Company presently does not have an adequate number of shares of Common Stock authorized to meet the Company’s obligations to La Jolla and Trafalgar or to honor conversion rights in favor of the Company’s preferred stockholders and exercise rights with regard to outstanding options and warrants.  Furthermore, the Company presently does not have an adequate number of shares of Common Stock for possible future financings, acquisition transactions, and equity incentive grants to employees, officers and consultants, and for other general corporate purposes

Effect of Amendment On Existing Security Holders

           The Proposed Amendment would increase the number of the Company's authorized shares of Common Stock to 500,000,000, thus permitting the Company to issue an additional 400,000,000 shares of Common Stock not currently authorized.  Each additional share of Common Stock authorized by the Proposed Amendment would have the same rights and privileges as each share of Common Stock currently authorized or outstanding.  The holders of the Company's existing outstanding shares of Common Stock will have no preemptive right to purchase any additional shares authorized by the Proposed Amendment.  The issuance of a large number of additional shares of Common Stock (including any comprising a part of the additional shares authorized by the Proposed Amendment) would substantially reduce the proportionate interest that each presently outstanding share of Common Stock has with respect to dividends, voting, and the distribution of assets upon liquidation.  Notwithstanding the preceding, the increase in the authorized shares of our Common Stock will not have any immediate effect on the rights of existing stockholders.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the Proposed Amendment so as to have issuable additional authorized but unissued shares of Common Stock in an amount adequate to provide for the current obligations and future needs of the Company.  The Board of Directors believes that an additional 400,000,000 authorized shares of Common Stock would be adequate to meet these needs for the foreseeable future.  The additional shares authorized by the Proposed Amendment will be available for issuance from time to time by the Company at the discretion of the Board of Directors, normally without further stockholder action or notification (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules).  The Board of Directors does not anticipate seeking authorization from the Company's stockholders for the issuance of any of the shares of Common Stock authorized by the Proposed Amendment.  The availability of such shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of a special stockholders' meeting.  However, there can be no assurance that stockholders would approve of all or even any of the stock issuances undertaken with the additional share authorized by the Proposed Amendment.

The additional shares authorized by the Proposed Amendment could be issued for any proper corporate purpose including, but not limited to, future equity and convertible debt financings, acquisitions of property or securities of other corporations, debt conversions and exchanges, exercise of current and future options and warrants, for issuance under the Company's current or future employee benefit plans, stock dividends and stock splits.  Despite the varied possible uses of the additional shares authorized by the Proposed Amendment, the Company expects that the most likely immediate use of the additional shares would be to establish reserves for shares that may be issued in the future to La Jolla and Trafalgar pursuant to the securities previously issued to them in connection with the financings discussed above and reserves for the conversion of the Company’s outstanding convertible preferred shares.  For more information regarding these financings and convertible preferred shares, see the section captioned “Background and Reason for Amendment” immediately above.

In addition to the preceding use, the additional shares authorized by the Proposed Amendment could also be used for possible future financings, acquisition transactions, and equity incentive grants to employees, officers and consultants, and for other general corporate purposes.  While the Company is currently seeking additional financing transactions (which might replace outstanding financing arrangements) and potential acquisition opportunities, the Company has not entered into any binding or non-binding agreement with respect to any possible future financing or acquisition transaction or with respect to the issuance of any shares of Common Stock to be authorized pursuant to the Proposed Amendment or otherwise.  There can be no assurance that the Company will be successful in its efforts to procure additional financings or enter into any acquisition transaction, or (if successful in procuring additional funds or entering into any acquisition transaction) there can be no assurance as to the terms and conditions pursuant to which such a financing or acquisition would take place.  However, the number of shares to be issued in connection with a future financing could conceivably be large enough that control of the Company could change as a result.  In addition, the Company currently has no other plans, commitments or understandings to issue any of the additional shares of Common Stock to be authorized pursuant to the Proposed Amendment for purpose other than suggested herein.  Particularly, the Company has no other plans, commitments or understandings to issue any of the additional shares for equity incentive grants.  The Board of Directors is required to make each determination to issue shares of Common Stock based on its judgment as to the best interests of the stockholders and the Company. As previously stated, the Board of Directors does not anticipate seeking authorization from the Company's stockholders for the issuance of any of the shares of Common Stock authorized by the Proposed Amendment.

Anti-Takeover Effects

The additional shares authorized by the Proposed Amendment are not intended as an anti-takeover device, and they are not expected to function unintentionally as one.  However, the Board of Directors could issue shares of Common Stock in a manner that makes more difficult or discourages an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, although the Board of Directors has no present intention of doing so.  When, in the judgment of the Board of Directors, the issuance of shares under such circumstances would be in the best interest of the stockholders and the Company, such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action.  The issuance of new shares could thus be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company if the Board of Directors considers the action of such entity or person not to be in the best interest of the stockholders and the Company.  The existence of the additional authorized shares could also have the effect of discouraging unsolicited takeover attempts.  The Company is not aware of any present efforts by any person to obtain control of the Company.

Dissenters' Rights

Under Delaware corporation law and the Company's Articles of Incorporation and bylaws, holders of Common Stock will not be entitled to dissenters' rights with respect to the Proposed Amendment.

Board Recommendation and Required Approval

The Board of Directors believes that the Proposed Amendment is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Proposed Amendment.  The affirmative vote of the holders of at a majority of the outstanding shares of Common Stock is required for approval of the Proposed Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A CONSENT "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 500,000,000 SHARES OF COMMON STOCK.

SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT ANNUAL MEETING

Stockholders wishing to submit proposals for consideration by the Company's Board of Directors at the Company's next Annual Meeting of Stockholders should submit them in writing to the attention of the Chief Executive Officer of the Company a reasonable time before the Company begins to print and mail its proxy materials, so that the Company may consider such proposals for inclusion in its proxy statement and form of proxy for that meeting.  The Company does not now have any definitive plans regarding the possible date of its next Annual Meeting.

By Order of the Board of Directors,

Cheyenne, Wyoming                                                                                                Blair Merriam,
_____________ _____, 2008                                                                                                Chief Executive Officer

EXHIBIT A

Amendment Resolution

BE IT RESOLVED, that Article V of the Articles of Incorporation of the Company be and hereby is amended to read in its entirety as follows:

"Article V
Capital

1.
The aggregate number of shares that this Corporation shall have authority to issue is:  Five Hundred Twenty Million (520,000,000) shares of which Five Hundred Million (500,000,000) shares shall be Common Stock, each with a par value of one tenth cent ($.001) per share and Twenty  Million (20,000,000) shares shall be Preferred Shares, each with a par value of one tenth cent ($.001) per share.”

PLATINA ENERGY GROUP, INC.

WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement (the "Statement") in connection with the proposed increase in the authorized number of shares of Common Stock of Platina Energy Group, Inc. (the "Company") and consents with respect to all of the capital stock of the Company held by the undersigned, to the adoption of the proposal set forth herein (as such proposal is defined in the Statement) without a meeting of the stockholders of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT "FOR" PROPOSAL 1.

1.	Proposal to amend the Company's Articles of Incorporation to increase the authorized shares of Common Stock to 500,000,000.

CONSENTS/FOR

WITHHOLDS CONSENT/AGAINST

ABSTAINS

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

DATE _________________________ 2008                                                                       ____________________________________
____________________________________                                                                        Signature
PLEASE MARK, SIGN, DATE AND
RETURN THE CONSENT FORM PROMPTLY
USING THE ENCLOSED ENVELOPE                                                                                      _____________________________________
                            Signature if held jointly